UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) On March 3, 2015, a Special Meeting of the shareholders of NB&T Financial Group, Inc. (the “Company”) was held. The shareholders adopted and approved the Agreement and Plan of Merger dated as of August 4, 2014, by and between Peoples Bancorp Inc., and NB&T Financial Group, Inc. (the “Merger Agreement”), and approved, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger. The shareholders had also been solicited to vote to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies, if there were insufficient votes at the time of the Special Meeting to adopt and approve the Merger Agreement, but such adjournment was not necessary and no vote on the adjournment proposal was held.

Of the 3,441,496 common shares of the Company outstanding and entitled to be voted at the Special Meeting, 2,733,994 shares were present at the Special Meeting in person or by proxy. The final voting results for each matter submitted to a vote of the shareholders at the Special Meeting are as follows:

Item 1: The adoption and approval of the Agreement and Plan of Merger dated as of August 4, 2014, by and between Peoples Bancorp Inc., and NB&T Financial Group, Inc.

For	Against	Abstain	Broker Non-votes
2,686,259	25,236	22,498	-0-

Item 2: The approval, on an advisory (non-binding) basis, of specified compensation that may become payable to the named executive officers of the Company in connection with the merger. The voting results were as follows:

For	Against	Abstain	Broker Non-votes
2,583,311	98,716	51,967	-0-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ Craig F. Fortin
Craig F. Fortin
Chief Financial Officer

Date: March 4, 2015